EXHIBIT 2
JOINT FILING AGREEMENT
In accordance with Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Alkermes Public Limited Company and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 10th day of May, 2021.

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Mark DiPaolo _______________________
Name: Mark DiPaolo
Title: Senior Partner, General Counsel

/s/Alexander J. Denner________________________
Alexander J. Denner